EXHIBIT 99.1

Harsco Reports 39 Percent Increase in Third Quarter Diluted EPS and 26 Percent Increase in Sales; Raises Full-Year 2006 Earnings Guidance

 -- Third quarter diluted EPS from continuing operations up 39 percent to a record $1.32; sales up 26 percent to a record $876 million
 -- Improvements led by Company's Access Services and Mill Services
    Segments with 70 and 62 percent increases, respectively, in operating income
 -- Full-year sales from the Access Services Segment expected to exceed $1 billion for the first time
 -- Company raises its full-year 2006 guidance for diluted EPS from continuing operations to $4.49 to $4.51, up from $4.32 to $4.42, and remains confident in another year of double-digit earnings growth in 2007

HARRISBURG, Pa., Oct. 26, 2006 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record third quarter 2006 results from continuing operations.

Third quarter 2006 diluted EPS from continuing operations were $1.32, up 39 percent from $0.95 in the third quarter of 2005. Income from continuing operations was $55.8 million, compared with $40.0 million last year, also an increase of 39 percent. Overall operating margins improved by 140 basis points to 11.4 percent from 10.0 percent in last year's comparable period. Third quarter sales were up 26 percent to $876 million, from $697 million last year.

Commenting on the results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "Our achievement of another period of exceptional growth continues to validate our strategies for expanding our industrial services businesses on a global scale. We continue to build upon a solid foundation of organic growth complemented by a very deliberate and focused acquisition program. We also remain on course for another year of record cash flows, a strength of Harsco that will allow us to continue to seriously look at the growth investment opportunities available to us."

Third quarter performance benefited from the Company's November 21, 2005 acquisition of Huennebeck Group GmbH, and its December 29, 2005 acquisition of the Northern Hemisphere steel mill services operations of Brambles Industrial Services. Both acquisitions were accretive in the third quarter of 2006. In comparison with the third quarter of 2005, sales in the third quarter of 2006 were reduced somewhat as a result of the sale of the Company's U.K.-based Youngman manufacturing operation on October 1, 2005. Positive foreign currency translation contributed approximately $18 million to this year's third quarter sales and $1.0 million to pre-tax income.

For the first nine months of 2006, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $144.1 million, or $3.42 per diluted share, compared with income from continuing operations of $104.9 million, or $2.49 per diluted share in the first nine months of 2005, an increase in both income and diluted EPS of 37 percent. Including discontinued operations, diluted EPS were $3.41 for the first nine months of 2006. Sales for the first nine months of 2006 were $2.51 billion, an increase of 23 percent from $2.03 billion in the same period a year ago. Foreign currency translation increased sales in the first nine months by $5 million, and contributed $1.4 million to pre-tax income.

"Both the near and long-term outlooks for our markets remain favorable," said Mr. Hathaway. "Our broad international balance, with approximately 70 percent of our operating earnings generated outside the United States, shelters us from the vagaries of any one geographic sector or economy. We remain confident in our long-term market opportunities and see Harsco's growth continuing into 2007 and beyond."

Third Quarter Business Review

Mill Services

Sales in the third quarter of 2006 increased by 36 percent to $346 million from $255 million in last year's third quarter. Organic sales growth contributed $28 million, or approximately 11 percent; the December 29, 2005 acquisition of the Brambles Northern Hemisphere steel mill services operations contributed $55 million, or 22 percent; and positive foreign currency translation contributed $8 million, or approximately 3 percent. Third quarter operating income increased by 62 percent to $37.3 million, up from $23.1 million in the third quarter of last year. Foreign currency translation contributed $0.7 million to operating income in the quarter. Operating margins increased by approximately 170 basis points to 10.8 percent from 9.1 percent in the third quarter of 2005.

The strong year-over-year results for the third quarter continue to reflect new contract start-ups, favorable conditions in the global steel industry, the contribution of the Brambles Northern Hemisphere steel mill services acquisition, and benefits from the Company's Economic Value Added (EVA(r)) and process improvement efforts.

Both the near and long-term outlooks for this Segment remain favorable. Global steel production remains strong and the Company continues to add to its broad operational and geographic balance worldwide. Additional new contract signings and start-ups are expected in the coming quarters.

Access Services

Third quarter 2006 sales increased 43 percent to $279 million from $195 million last year. Organic sales growth contributed $26 million, or approximately 14 percent; the net effect of the November 21, 2005 acquisition of Huennebeck Group, the October 1, 2005 sale of the U.K.-based Youngman manufacturing business, and the July 20, 2006 acquisition of Cleton Industrial Services in Holland contributed $49 million, or 25 percent; and positive foreign currency translation contributed $8 million, or approximately 4 percent. Operating income increased by 70 percent to $35.4 million in the third quarter, up from $20.9 million in the comparable period last year. Included in this year's third quarter operating income is a $2.5 million pre-tax gain, or approximately $0.04 per share, from the sale of property no longer necessary to the business. Last year's third quarter benefited from a $1.6 million pre-tax gain from the disposal of assets. Positive foreign currency translation increased operating income by approximately $0.4 million in this year's quarter. Operating margins increased by approximately 200 basis points to 12.7 percent, up from 10.7 percent in the third quarter of 2005.

A solid contribution from the Huennebeck acquisition together with strong global market conditions, market share gains, and new product introductions underpinned the improved results.

The outlook for this Segment continues to be favorable. Industry forecasts for non-residential construction are projecting further spending increases in 2007 and beyond, and the Company sees additional growth opportunities from geographic expansion and market share gains. In addition, increased customer investment in industrial plant maintenance projects should further enhance results in the coming quarters and beyond.

Engineered Products and Services ("All Other")

Sales of $149 million in the third quarter of 2006 approximated those in the same period last year. However, operating income increased by 21 percent to $25.2 million, from $20.9 million in the third quarter of last year. Operating margins improved by 300 basis points to 17.0 percent, compared with 14.0 percent at this time last year. The effect of foreign currency translation was minimal.

Increased sales in the Reed Minerals, IKG Industries, Air-X-Changers and Patterson-Kelley business units offset a decline in sales at the Company's Harsco Track Technologies (HTT) railroad track maintenance business. The decline in sales for HTT was the result of product mix, reflecting an increase in better-margin contract services revenues but lower equipment sales due to timing of shipments. All five business units recorded higher operating income in the quarter due to improvements in operating efficiencies, as well as favorable market conditions.

The Company expects that fourth quarter 2006 results for this Group will be below those of the comparable period last year, as the timing of deliveries at HTT, the favorable spike last year from Hurricane Katrina rebuild activity, and increased commodity costs, particularly steel, are all expected to lower results for the quarter compared with last year. The longer-term outlook, however, remains positive. Increasing domestic and international requirements for railway track maintenance and construction are expected to strengthen demand for HTT's products and services, while growing energy needs are expected to continue to favorably affect the Company's Air-X-Changers and IKG businesses, and to a lesser extent Patterson-Kelley.

Gas Technologies

Sales in the third quarter of 2006 were up 5 percent to $103 million from $98 million last year. Particular strength was seen in the quarter from this Segment's cryogenic tank and composite cylinder product lines. Operating income of $2.2 million was down 56 percent from last year's $5.2 million. Operating margins were 2.2 percent compared with 5.3 percent in the third quarter of last year. Income in the third quarter of 2006 was negatively impacted by higher commodity costs and a non-cash $4.4 million pre-tax charge to exit an underperforming product line. Without this charge, operating income would have been $6.6 million or some 28 percent higher than the third quarter of 2005. Likewise, operating margins would have been 6.4 percent, compared with 5.3 percent last year. The effect of foreign currency translation was minimal.

The Company expects gradual improvement in the operating performance of this Segment. Although increased commodity costs will remain a factor in the fourth quarter, overall backlogs are substantially ahead of the comparable period last year and the Company's strategies to improve this Segment's results are starting to take hold.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the third quarter of 2006 was $95 million, nearly even with the $98 million for the comparable period of last year, which was a record. During the third quarter of 2006, the Company made a $9 million discretionary cash contribution to its U.K. pension plan. Without this discretionary pension plan contribution, cash flow from operations would have increased by approximately 6 percent from the comparable quarter last year. Net cash used by investing activities was $95 million, a 36 percent increase over the $69 million last year. The increased use of cash was due primarily to increased capital investments and the previously-mentioned acquisition of Cleton Industrial Services in July. Net cash provided by operating activities for the first nine months of 2006 was a record $279 million compared with $233 million in 2005, an increase of approximately 20 percent.

The Company's total debt at September 30, 2006 was approximately $1.04 billion, up slightly from December 31, 2005 due to foreign currency translation. However, the Company's debt-to-capital ratio decreased by 290 basis points to 47.5 percent at the end of the third quarter of 2006, down from 50.4 percent at the end of 2005.

The Company experienced further improvement in Economic Value Added from each of its four operating groups in the third quarter and again expects to exceed its full-year EVA target for 2006. It remains a primary objective of the management and employees of the Company to create additional stockholder value each year, for which EVA continues to be an important financial and operational performance measure.

Outlook

In consideration of its strong third quarter results, the Company is raising its full-year 2006 guidance for diluted EPS from continuing operations to $4.49 - $4.51 from the previous range of $4.32 - $4.42 per diluted share. The midpoint of this guidance reflects an increase of 21 percent over 2005's diluted EPS from continuing operations of $3.73. In comparison, it should be noted that last year's results included a one-time $0.06 per share benefit under the American Jobs Creation Act as well as a one-time income tax benefit of $3.6 million, or $0.09 per diluted share, consistent with the Company's strategies for investing in growth at certain international locations. Without these one-time, $0.15 per share benefits, the midpoint of the Company's new guidance for 2006 reflects an increase in EPS of approximately 26 percent over the prior year.

For the fourth quarter of 2006, the Company is forecasting earnings from continuing operations in the range of $1.07 to $1.09 per share. This compares with earnings of $1.23 per share in the fourth quarter of last year, which included the one-time $0.15 per share benefits noted above. Without these one-time benefits from last year's fourth quarter, the Company expects that improved results from its Mill Services, Access Services, and Gas Technologies Segments should offset the comparative shortfall anticipated from its Engineered Products and Services Group.

With respect to the coming year, the Company remains confident in another year of double-digit earnings growth in 2007 and will provide further details at its Annual Analysts Conference to be held in New York City on December 8, 2006 and webcast over the Harsco website.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 4754373. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 4754373.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

 (In thousands, except per share amounts)

                            Three Months Ended    Nine Months Ended
                               September 30          September 30
                              2006      2005        2006       2005
 ---------------------------------------------------------------------
 Revenues from
  continuing operations:
   Service sales            $650,522  $472,183  $1,859,546  $1,440,543
   Product sales             225,401   225,286     651,446     593,134
 ---------------------------------------------------------------------
    Total revenues           875,923   697,469   2,510,992   2,033,677
 ---------------------------------------------------------------------

 Costs and expenses
  from continuing
  operations:
   Cost of services sold     472,678   350,169   1,352,635   1,069,975
   Cost of products sold     173,285   182,477     513,939     482,633
   Selling, general and
    administrative expenses  126,444    95,090     370,928     287,338
   Research and development
    expenses                     732       620       2,142       1,991
   Other (income) expenses     2,592      (502)      6,138         347
 ---------------------------------------------------------------------
    Total costs and
     expenses                775,731   627,854   2,245,782   1,842,284
 ---------------------------------------------------------------------

    Operating income from
     continuing operations   100,192    69,615     265,210     191,393

 Equity in income (loss)
  of unconsolidated
  entities, net                   92       (29)        255          92
 Interest income                 857       879       2,665       2,024
 Interest expense            (15,255)   (9,921)    (43,962)    (30,783)
 ---------------------------------------------------------------------

    Income from continuing
     operations before
     income taxes and
     minority interest        85,886    60,544     224,168     162,726

 Income tax expense          (28,276)  (18,624)    (73,857)    (51,380)
 ---------------------------------------------------------------------

    Income from continuing
     operations before
     minority interest        57,610    41,920     150,311     111,346

 Minority interest in
  net income                  (1,795)   (1,898)     (6,189)     (6,458)
 ---------------------------------------------------------------------

 Income from continuing
  operations                  55,815    40,022     144,122     104,888
 ---------------------------------------------------------------------

 Discontinued operations:
  Loss from operations
   of discontinued business      (15)     (111)       (294)       (452)
  Gain on disposal of
   discontinued business          --        66          --         261
  Income/(loss) related to
   discontinued defense
   business                       (7)       (6)        (18)         26
  Income tax benefit               8        19         117          62
 ---------------------------------------------------------------------
 Loss from discontinued
  operations                     (14)      (32)       (195)       (103)
 ---------------------------------------------------------------------
    Net Income              $ 55,801  $ 39,990  $  143,927  $  104,785
 =====================================================================

 Average shares of
  common stock
  outstanding                 42,010    41,693      41,932      41,603

 Basic earnings per
  common share:
   Continuing operations    $   1.33  $   0.96  $     3.44  $     2.52
   Discontinued operations        --        --          --          --
 ---------------------------------------------------------------------
 Basic earnings
  per common share          $   1.33  $   0.96  $   3.43(a) $     2.52
 =====================================================================

 Diluted average shares
  of common stock
  outstanding                 42,252    42,112      42,197      42,046

 Diluted earnings per
  common share:
   Continuing operations    $   1.32  $   0.95  $     3.42  $     2.49
   Discontinued operations        --        --          --          --
 ---------------------------------------------------------------------
 Diluted earnings
  per common share          $   1.32  $   0.95  $   3.41(a) $     2.49
 =====================================================================

 (a) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                         September 30    December 31
 (In thousands)                              2006           2005(a)
 ---------------------------------------------------------------------
 ASSETS

 Current assets:
  Cash and cash equivalents               $    99,533    $   120,929
  Accounts receivable, net                    754,808        666,252
  Inventories, net                            284,780        251,080
  Other current assets                         80,968         60,436
  Assets held-for-sale                          2,139          2,326
 -------------------------------------------------------------------
    Total current assets                    1,222,228      1,101,023
 -------------------------------------------------------------------
 Property, plant and equipment, net         1,264,596      1,139,808
 Goodwill, net                                585,557        559,629
 Intangible assets, net                        80,699         78,839
 Other assets                                 103,275         96,505
 -------------------------------------------------------------------
    Total assets                          $ 3,256,355    $ 2,975,804
 ===================================================================

 LIABILITIES

 Current liabilities:
  Short-term borrowings                   $    96,246    $    97,963
  Current maturities of long-term debt         12,352          6,066
  Accounts payable                            255,002        247,179
  Accrued compensation                         85,074         75,742
  Income taxes payable                         69,032         42,284
  Dividends payable                            13,654         13,580
  Insurance liabilities                        46,170         47,244
  Other current liabilities                   262,677        218,345
 -------------------------------------------------------------------
    Total current liabilities                 840,207        748,403
 -------------------------------------------------------------------
 Long-term debt                               935,145        905,859
 Deferred income taxes                        118,010        123,334
 Insurance liabilities                         59,557         55,049
 Retirement plan liabilities                   94,034         98,946
 Other liabilities                             54,410         50,319
 -------------------------------------------------------------------
    Total liabilities                       2,101,363      1,981,910
 -------------------------------------------------------------------

 STOCKHOLDERS' EQUITY

 Common stock                                  85,608         85,322
 Additional paid-in capital                   165,334        152,899
 Accumulated other comprehensive loss        (121,975)      (167,318)
 Retained earnings                          1,629,209      1,526,216
 Treasury stock                              (603,184)      (603,225)
 -------------------------------------------------------------------
    Total stockholders' equity              1,154,992        993,894
 -------------------------------------------------------------------
    Total liabilities and
     stockholders' equity                 $ 3,256,355    $ 2,975,804
 ===================================================================

 (a) Reclassified for comparative purposes.

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                             Three Months Ended     Nine Months Ended
                                 September 30         September 30
 (In thousands)                 2006      2005       2006       2005
 ---------------------------------------------------------------------
 Cash flows from
  operating activities:
   Net income                 $ 55,801  $ 39,990  $ 143,927  $ 104,785
    Adjustments to reconcile
     net income to net cash
     provided (used) by
     operating activities:
      Depreciation              61,513    47,844    180,901    145,307
      Amortization               1,843       625      5,600      1,895
      Equity in (income)
       loss of unconsolidated
       entities, net               (92)       29       (255)       (92)
      Dividends or distribu-
       tions from affiliates        --        60         --         60
      Other, net                 3,410      (308)     9,132      4,270
      Changes in assets and
       liabilities, net of
       acquisitions and dis-
       positions of businesses:
        Accounts receivable    (40,095)  (50,297)   (55,452)   (57,577)
        Inventories             (8,496)    6,416    (22,447)   (43,060)
        Accounts payable          (980)      (29)   (10,552)     2,654
        Accrued interest
         payable                 5,681     4,208     18,780     18,385
        Accrued compensation    10,909     8,172      3,613        484
        Other assets and
         liabilities             5,134    41,382      5,689     55,468
 ---------------------------------------------------------------------

      Net cash provided by
       operating activities     94,628    98,092    278,936    232,579
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
   Purchases of property,
    plant and equipment        (89,672)  (73,470)  (256,479)  (209,247)
   Net source (use) of cash
    associated with the
    purchases of businesses    (10,486)    1,135    (11,421)    (7,011)

   Proceeds from sales
    of assets                    5,534     2,858     11,423     17,353
   Other investing activities       --        --        118         --
 ---------------------------------------------------------------------

      Net cash used by
       investing activities    (94,624)  (69,477)  (256,359)  (198,905)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
   Short-term borrowings, net   29,715   (56,160)   (11,796)      (937)
    Current maturities and
     long-term debt:
      Additions                 44,181    78,420    250,362    147,482
      Reductions               (51,721)  (27,605)  (258,443)  (120,956)
    Cash dividends paid on
     common stock              (13,654)  (12,496)   (40,859)   (37,407)
    Common stock issued-options    641     2,265     11,255      8,336
    Other financing activities    (223)      (29)    (3,691)    (3,532)
 ---------------------------------------------------------------------

     Net cash provided (used)
      by financing activities    8,939   (15,605)   (53,172)    (7,014)
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash                2,320       670      9,199     (7,522)
 ---------------------------------------------------------------------

 Net increase (decrease) in
  cash and cash equivalents     11,263    13,680    (21,396)    19,138

 Cash and cash equivalents
  at beginning of period        88,270    99,551    120,929     94,093
 ---------------------------------------------------------------------

 Cash and cash equivalents
  at end of period            $ 99,533  $113,231  $  99,533  $ 113,231
 =====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                         Three Months Ended        Three Months Ended
                         September 30, 2006        September 30, 2005

                                   Operating               Operating
                       Sales     Income (loss)   Sales   Income (loss)
 --------------------------------------------------------------------

 Mill Services
  Segment              $ 345,864   $  37,343    $ 254,857   $  23,095

 Access Services
  Segment                278,627      35,447      195,353      20,867

 Gas Technologies
  Segment                102,633       2,249       98,010       5,168

 Engineered Products
  and Services
  ("all other")
  Category               148,799      25,241      149,249      20,872

 General Corporate            --         (88)          --        (387)
 --------------------------------------------------------------------
 Consolidated Totals   $ 875,923   $ 100,192    $ 697,469   $  69,615
 ====================================================================

                         Nine Months Ended         Nine Months Ended
                         September 30, 2006        September 30, 2005

                                   Operating               Operating
                       Sales     Income (loss)   Sales   Income (loss)
 --------------------------------------------------------------------

 Mill Services
  Segment             $1,016,394   $ 109,453   $  794,778   $  83,500

 Access Services
  Segment                774,081      88,882      585,527      51,486

 Gas Technologies
  Segment                289,616       5,799      270,178      10,896

 Engineered Products
  and Services
  ("all other")
  Category               430,901      62,679      383,194      48,183
 --------------------------------------------------------------------
 General Corporate            --      (1,603)          --      (2,672)
 --------------------------------------------------------------------
 Consolidated
  Totals              $2,510,992   $ 265,210   $2,033,677   $ 191,393
 ====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            (717) 730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            (717) 975-5677
            etruett@harsco.com

          www.harsco.com